                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ONE)*

                                 LHS Group Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)


                                   501938 10 4
             ------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 4 pages

CUSIP NO. 501938 10 4                    13G                  PAGE 2 OF 4 PAGES


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            1  NAME OF REPORTING PERSON
               S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                        HARTMUT LADEMACHER   (SOCIAL SECURITY NUMBER: N/A)

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            2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                     (a) [ ]
                                                     (b) [ ]

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            3  SEC USE ONLY



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            4  CITIZENSHIP OR PLACE OF ORGANIZATION

               GERMANY

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                  5  SOLE VOTING POWER
  NUMBER OF                   5,456,251
   SHARES
            --------------------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER
  OWNED BY                       -0-
            --------------------------------------------------------------------
    EACH          7  SOLE DISPOSITIVE POWER
  REPORTING                   5,456,251
            --------------------------------------------------------------------
   PERSON         8  SHARED DISPOSITIVE POWER
    WITH                         -0-
            --------------------------------------------------------------------
            9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        5,456,251

--------------------------------------------------------------------------------

           10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES


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           11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        9.35%

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           12  TYPE OF REPORTING PERSON

                        IN

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                                Page 2 of 4 pages

CUSIP NO. 501938 10 4                    13G                  PAGE 3 OF 4 PAGES

ITEM 1.

       (a) Name of Issuer:  LHS GROUP INC.

       (b) Address of Issuer's Principal Executive Offices:

           SIX CONCOURSE PARKWAY, SUITE 2700, ATLANTA, GEORGIA 30328

ITEM 2.

       (a) Name of Person Filing

           HARTMUT LADEMACHER

       (b) Address of Principal Business Office or, if none, Residence

           LHS GROUP INC, SIX CONCOURSE PARKWAY, SUITE 2700, ATLANTA, GEORGIA 30328

       (c) Citizenship

           GERMANY

       (d) Title of Class of Securities

           COMMON STOCK

       (e) CUSIP Number

           501938 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or Dealer registered under Section 15 of the Act

       (b) [ ] Bank as defined in section 3(a)(6) of the Act

       (c) [ ] Insurance Company as defined in section 3(a)(19) of the act

       (d) [ ] Investment Company registered under section 8 of the Investment Company Act

       (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

       (g) [ ] Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h) [ ] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

       (a) Amount Beneficially Owned
                5,456,251

       (b) Percent of Class
                9.35%

       (c) Number of shares as to which such person has:
           (i) sole power to vote or to direct the vote
               5,456,251
           (ii) shared power to vote or to direct the vote
                -0-


                                Page 3 of 4 pages

CUSIP NO. 501938 10 4                    13G                  PAGE 4 OF 4 PAGES


           (iii) sole power to dispose or to direct the disposition of
                  5,456,251
           (iv) shared power to dispose or to direct the disposition of -0-


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         RESPONSE:  NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         RESPONSE:  NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         RESPONSE:  NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         RESPONSE:  NOT APPLICABLE

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          February 08, 2000
                                                          -----------------
                                                                 Date
                                                          /s/ Hartmut Lademacher
                                                          ----------------------
                                                                 Signature
                                                          Hartmut Lademacher


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